Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES EARLY TERMINATION
OF ALL FDIC LOSS SHARE AGREEMENTS

West Point, Georgia, September 10, 2015 – Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) announced that its wholly-owned subsidiary, CharterBank (the “Bank”), has entered into agreements with the Federal Deposit Insurance Corporation (the “FDIC”) that terminate the Bank's loss share agreements with the FDIC. The loss share agreements were related to the Bank's acquisition of assets and assumption of liabilities of failed banks through FDIC-assisted transactions in 2009, 2010 and 2011. Under the terms of the agreements, the FDIC made a net payment of $1.8 million to the Bank as consideration for the early termination of the loss share agreements. Accordingly, in the fourth quarter of fiscal year ending September 30, 2015, the Company expects to realize a corresponding one-time pre-tax charge of approximately $2.5 million resulting primarily from the write-off of the remaining FDIC indemnification assets and settlement charges paid to the FDIC.

Chairman and CEO Robert L. Johnson said, “We are very pleased to have reached an agreement with the FDIC on early termination and to see this chapter of FDIC loss share agreements come to a close. Overall, it has been a successful venture for us and for the affected customers and communities, and we feel that the culmination of the agreements is a mutually beneficial conclusion to our partnership with the FDIC. We expect to realize continuing benefits associated with the termination, such as reduced administrative costs, retention of 100% of future recoveries, and increased financial reporting transparency and comparability. Conversely, we will, of course, bear 100% of the risk associated with the losses on any assets and expenses that were previously covered by the loss share agreements.”

As a result of entering into the early termination agreements, assets that were covered by the loss share arrangements, including covered loans in the amount of $45.8 million and covered real estate owned in the amount of $2.4 million at June 30, 2015, will be reclassified as non-covered assets as of September 30, 2015. The previously covered purchased credit impaired loans, however, will continue to be accounted for as purchased credit impaired loans. In addition, the early termination agreements eliminate the FDIC receivable for loss share agreements which totaled $4.5 million at June 30, 2015. Approximately $1.7 million of the $4.5 million total indemnification asset as of June 30, 2015, was scheduled to be amortized against future earnings.

All rights and obligations of the Bank and the FDIC under these FDIC loss share agreements, including the clawback provisions and the settlement of historic loss share and expense reimbursement claims, have been eliminated under the early termination agreement.

Exhibit 99.1

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in west-central Georgia, east-central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by use of such words as “believe,” “will,” “could,” “feel,” “expect,” “anticipate,” “should,” “planned,” “estimate,” “seek,” “impact” and “potential.” Examples of forward-looking statements include, but are not limited to, statements regarding future growth, profitability, expense reduction, improvements in net income, margins and book value related to the termination of the loss share agreements, increasing stockholder value, retention of future recoveries, our expected earn back period, the amount of a one-time pre-tax charge in the fourth quarter of 2015 and estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; an increase in operating costs, including, but not limited to, administrative costs; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changing policies with respect to mortgage underwriting and securitization; the changing exposure to credit risk, especially in respect to the assets that previously were covered assets under the loss share agreements; the effect of any acquisition or other strategic initiatives that we determine to pursue; changes in legislation or regulation, and the costs associated with complying with existing and future banking rules and regulations; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services; the effect of cyberterrorism, data security breaches and system failures; and the effects of geopolitical instability and risks such as terrorist attacks, the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effect of any damage to our reputation resulting from developments relating to any of the factors listed herein. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Further, the risks included here are not exhaustive. Consequently, no forward-looking statements can be guaranteed, and no undue reliance should be placed on these forward-looking statements. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events, circumstances or changed assumptions after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.